EXHIBIT 21

MINE SAFETY APPLIANCES COMPANY

The registrant’s present affiliates include the following:

Name	State or Other Jurisdiction of Incorporation
Compañia MSA de Argentina S.A.	Argentina

MSA (Aust.) Pty. Limited	Australia

MSA-Auer Sicherheitstechnik Vertriebs GmbH	Austria

MSA Belgium NV	Belgium

MSA do Brasil Ltda.	Brazil

MSA Canada	Canada

MSA de Chile Ltda.	Chile

Wuxi-MSA Safety Equipment Co. Ltd.	China

MSA International, Inc.	Delaware

Microsensor Systems, Inc.	Kentucky

MSA Gallet	France

MSA Auer	Germany

MSA Europe	Germany

MSA-Auer Hungaria Safety Technology	Hungary

MSA Italiana S.p.A.	Italy

MSA Japan Ltd.	Japan

MSA Safety Malaysia Snd Bhd	Malaysia

MSA de Mexico, S.A. de C.V.	Mexico

MSA Nederland, B.V.	Netherlands

MSA del Peru S.A.C.	Peru

MSA-Auer Polska Sp. z o.o.	Poland

MSA (Britain) Limited	Scotland

MSA S.E. Asia Pte. Ltd.	Singapore

Samsac Holding (Pty.) Limited	South Africa

MSA Española S.A.	Spain

MSA Nordic	Sweden

Sordin AB	Sweden

The above-mentioned affiliated companies are included in the consolidated financial statements of the registrant filed as part of this annual report. The names of certain other affiliates, which considered in the aggregate as a single affiliate would not constitute a significant affiliate, have been omitted.